Exhibit 99.1

CONTACT:
Joseph Belanoff Chief Executive Officer Corcept Therapeutics 650-327-3270 IR@corcept.com www.corcept.com

CORCEPT THERAPEUTICS ANNOUNCES $25.3 MILLION PRIVATE EQUITY

FINANCING

MENLO PARK, Calif. (March 17, 2008) – Corcept Therapeutics Incorporated (NASDAQ: CORT) today announced that it has entered into a definitive agreement with certain accredited investors for the private placement of approximately 8.9 million shares of its common stock at a price of $2.77 per share and warrants to purchase approximately 4.5 million shares of its common stock, at a price of $0.125 per warrant. The warrants have a seven year term and an exercise price of $2.77 per share. The transaction is expected to raise approximately $25.3 million in gross proceeds. The closing for the financing is expected to occur on March 25, 2008 subject to the satisfaction of customary closing conditions.

Pursuant to the agreement, the investors, who are led by Longitude Capital Management Co., LLP, have irrevocably committed to purchase the shares. Other investors participating in the offering include Paperboy Ventures LLC, Sutter Hill Ventures and Alta Partners, LLP, venture capital firms that are all significant shareholders in Corcept, as well as various entities and individuals related to these firms. Also investing are trusts and other entities related to members of the Corcept Board of Directors, Joseph C. Cook, Jr., David L. Mahoney, G. Leonard Baker and James N. Wilson, and other accredited investors.

Corcept intends to use the proceeds of the financing to conduct its next Phase 3 clinical trial evaluating CORLUX® for the treatment of the psychotic features of psychotic depression, which will begin enrollment shortly, to conduct a clinical trial for CORLUX for the treatment of Cushing’s Syndrome, to conduct clinical trials to further evaluate the management of weight gain induced by antipsychotic medications, to continue development of its proprietary, selective GR-II antagonists and for general corporate purposes, including working capital.

The shares and warrants sold in the private placement and the shares issuable upon the exercise of the related warrants have not been registered under the Securities Act of 1933, as amended, or state securities laws, and may not be offered or sold in the United States without being registered with the Securities and Exchange Commission (“SEC”) or through an applicable exemption from SEC registration requirements. The shares and warrants were offered and sold only to accredited investors. Corcept has agreed to file a registration statement with the SEC covering the resale of the shares issued in the private placement and the shares issuable upon the exercise of the warrants.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. Any offering of Corcept Therapeutics Incorporated common stock under the resale registration statement will be made only by means of a prospectus.

Statements made in this news release, other than statements of historical fact, are forward-looking statements, including, for example, statements relating to Corcept’s clinical development programs, its spending plans, including the intended use of the proceeds from the financing and for the timing of the closing of the financing. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that might cause actual results to differ materially from those expressed or implied by such statements. For example, there can be no assurances with respect to the commencement, pace of enrollment, cost, rate of spending, completion or success of clinical trials; there can be no assurance with respect to the consummation of financing activities; financial projections may not be accurate; there can be no assurances that Corcept will pursue further activities with respect to the clinical development of CORLUX. These and other risk factors are set forth in the Company’s SEC filings, all of which are available from our website (www.corcept.com) or from the SEC’s website (www.sec.gov). We disclaim any intention or duty to update any forward-looking statement made in this news release.

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